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                                                                    EXHIBIT 2.1

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    This Amendment No. 1 (the "Amendment") to Agreement and Plan of Merger is entered into as of April 5, 2001, by and among PBOC Holdings, Inc., a savings institution holding company organized under the laws of the State of Delaware (the "Holding Company"), FBOP Corporation, a bank and savings institution holding company organized under the laws of the State of Illinois ("FBOP") and FBOP Acquisition Company, a corporation organized under the laws of the State of Delaware ("Acquisition"). Holding Company and Acquisition are sometimes referred to herein as the "Constituent Corporations."

                              W I T N E S S E T H:

    WHEREAS, Holding Company, FBOP and Acquisition have entered into an Agreement and Plan of Merger dated as of December 8, 2000 (the "Merger Agreement") (with terms used herein but not otherwise defined having the meanings set forth therein);

    WHEREAS, four class action lawsuits have been filed against Holding Company, FBOP and Acquisition and certain directors and officers of Holding Company alleging a breach of fiduciary duties by the directors of Holding Company in connection with their approval of the Merger Agreement (the "Litigation");

    WHEREAS, Holding Company, FBOP and Acquisition have agreed to enter into a Memorandum of Understanding with the plaintiffs in the Litigation providing for the settlement and dismissal with prejudice of the Litigation (the "Memorandum of Understanding");

    WHEREAS, in connection with such settlement, Holding Company, FBOP and Acquisition have agreed to amend certain provisions of the Merger Agreement;

    NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual agreements, promises and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    l. EXCLUSIVITY. Article V(b) of the Merger Agreement hereby is deleted in its entirety and replaced by the following;

    "(b) EXCLUSIVITY.

        (i) Neither Holding Company, Savings Institution nor any of Holding Company's other Subsidiaries or any of their respective officers, directors, employees, representatives, investment bankers (including but not limited to Sandler O'Neill and Keefe Bruyette), agents or Affiliates (as defined below) shall directly or indirectly solicit, initiate, or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Holding Company or Savings Institution, or (ii) any purchase or other acquisition by any person of any shares of capital stock of Holding Company or Savings Institution, or (iii) any issuance by Holding Company or Savings Institution of any shares of their respective capital stock (each of
    (i)-(iii) above being an "Alternative Proposal"). Notwithstanding the foregoing, Holding Company may furnish information or participate in negotiations or discussions with respect to a Superior Proposal (as defined below) if the Board of Directors of Holding Company, after receiving advice of outside counsel and after consulting with its financial advisors, has determined in good faith that the failure to do the same would result in a breach of the fiduciary duties of the Board of Directors of Holding Company to
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    its stockholders under applicable Delaware law. Holding Company immediately will inform FBOP or Acquisition orally and in writing of any unsolicited offer or request for information relating to an Alternative Proposal or of any negotiations or discussions relating to a Superior Proposal (including in each case all relevant terms and conditions of any proposal and the identity of the party making any such proposal), and will instruct its and its Subsidiaries' directors, officers, representatives, investment bankers, agents and Affiliates to refrain from taking any action prohibited by this
    Article V(b). In no event may Holding Company provide any information to a third party in connection with a Superior Proposal that it has not provided or made available to FBOP or Acquisition.

        (ii) In the event that the Board of Directors of Holding Company determines in good faith, after receiving advice of outside counsel and after consulting with its financial advisors, that it has received a Superior Proposal, it shall notify FBOP promptly in writing if it intends to terminate this Agreement. Concurrently with any such termination (A) the Board of Directors shall cause Holding Company to execute a letter of intent or an acquisition agreement with respect to the Superior Proposal, or the Board of Directors will adopt a resolution recommending acceptance to Holding Company's stockholders of the Superior Proposal, in each case as provided in Article XI(a)(vi), and (B) Holding Company shall pay to FBOP the termination fee set forth in Article XI(b). For purposes of this Agreement, a "Superior Proposal" means any bona fide written proposal, including a tender offer, made by a third party (and that did not arise directly or indirectly as a result of any breach by Holding Company, Savings Institution, or any of Holding Company's other Subsidiaries or any of their respective officers, directors, employees, representatives, investment bankers (including but not limited to Sandler O'Neill and Keefe Bruyette), agents or Affiliates (as defined below), of the provisions of this
    Article V(b) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 80% of the voting power of the shares of Holding Company then outstanding or all or substantially all of the assets of Holding Company or any of the Subsidiaries and provides consideration to Holding Company's stockholders which the Board of Directors of Holding Company determines in its good faith judgment (after consulting with its financial advisors) to be materially more favorable to the Holding Company stockholders from a financial point of view than the Per Share Merger Consideration, and for which third-party financing, to the extent required, is then firmly committed, and which can reasonably be expected to be consummated.

        (iii) As used in this Agreement, the term "AFFILIATE" shall mean, with respect to any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or
    (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative."

    2. TERMINATION. Article XI(a) of the Merger Agreement hereby is deleted in its entirety and replaced by the following:

        ``(a) TERMINATION. This Agreement and the Transaction may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after action by the stockholders of Holding Company as contemplated by Article V(k) of this Agreement and without further approval by the outstanding stockholders of Holding Company (i) by mutual written consent of the Boards of Directors of Acquisition and Holding Company, (ii) by action of the Board of Directors of Acquisition in the event of a failure of a condition set

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    forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled, (iii) by action of the Board of Directors of Holding Company in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled, or (iv) by action of the Board of Directors of either Acquisition or Holding Company in the event of a failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled, (v) by action of the Board of Directors of Acquisition or FBOP at any time on or prior to December 21, 2000, if the results of FBOP's investigation of the business, operations, assets, liabilities, capital, prospects, investments, affairs, condition (financial or otherwise) of Holding Company and its Subsidiaries are not satisfactory to FBOP or Acquisition in their sole discretion, whether or not any of the foregoing would institute a Material Adverse Change, or (vi) by action of the Board of Directors of Holding Company, if Holding Company has received a Superior Proposal pursuant to Article V(b) hereof, and the Board of Directors of Holding Company has made a determination to accept such Superior Proposal subject to approval thereof by Holding Company stockholders, and concurrently with the termination of this Agreement pursuant to this Article XI(a), (A) Holding Company enters into a letter of intent or an acquisition agreement with respect to the Superior Proposal if the Superior Proposal is for a merger or the Board of Directors of Holding Company adopts a binding resolution to recommend to the stockholders of Holding Company that they accept the Superior Proposal if the Superior Proposal is for a tender offer and (B) the Holding Company pays the termination fee set forth in Article XI(b) hereof."

    3. TERMINATION FEE. Article XI(b) of the Merger Agreement hereby is amended by deleting the words "the Merger" in subsection (i) and replacing them with the words "this Agreement."

    4. GOVERNING LAW; SUCCESSORS AND ASSIGNS. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois. This Amendment shall be binding upon the parties hereto and their respective heirs, successors, or representatives.

    5. RATIFICATION. The Merger Agreement and all of the documents referred to therein or contemplated thereby hereby are amended such that all references therein to the Merger Agreement are deemed to include this Amendment. The Merger Agreement as amended hereby shall remain in full force and effect.

    6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original hereof and all of which together shall constitute one and the same document.

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    IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.

                                                       PBOC HOLDINGS, INC.

                                                       By:    /s/ Rudolf P. Guenzel
                                                              --------------------------------------
                                                       Name:  Rudolf P. Guenzel
                                                              --------------------------------------
                                                       Title: President and CEO
                                                              --------------------------------------

                                                       FBOP ACQUISITION COMPANY

                                                       By:    /s/ Michael E. Kelly
                                                              --------------------------------------
                                                       Name:  Michael E. Kelly
                                                              --------------------------------------
                                                       Title: President
                                                              --------------------------------------

                                                       FBOP CORPORATION

                                                       By:    /s/ Michael E. Kelly
                                                              --------------------------------------
                                                       Name:  Michael E. Kelly
                                                              --------------------------------------
                                                       Title: Chairman of the Board
                                                              --------------------------------------

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